Exhibit 99.a

04-23
For further information:
John F. Walsh
Director of Investor Relations
Southern Union Company
570-829-8662

                          HERBERT H. JACOBI ELECTED TO
                    SOUTHERN UNION COMPANY BOARD OF DIRECTORS

     WILKES-BARRE, Pa. - (BUSINESS WIRE) - December 1, 2004 - Southern Union Company ("Southern Union" or the "Company") (NYSE: SUG) announced that effective today Herbert H. Jacobi, 70, has been elected to its Board of Directors (the "Board"). A Class III director, Jacobi will serve in such capacity until Southern Union's next annual meeting of shareholders. The Board has appointed Jacobi to serve as a member of its Compensation and Audit Committees.
     Southern Union chairman George L. Lindemann stated, "We welcome Mr. Jacobi to our Company and to our Board. His business experience and knowledge are vast and we are extremely pleased with the value he brings. I have no doubt that he will serve our shareholders well."
     Since 1998, Jacobi has served as chairman of the Supervisory Board of HSBC Trinkaus & Burkhardt KgaA, a pre-eminent German private bank established in 1785. Prior to being elected to this position, he had been chairman of the managing partners of the bank for nearly 17 years. He also held positions since 1995 as non-executive director of the Midland Bank plc, London, and from 1996 to 1998 as group general manager of the HSBC Group.
     In addition to his new position on Southern Union's Board, Jacobi's external appointments include board memberships with the Gillette Company, Boston, and Deutsche Investors' Capital AG, Dusseldorf, among others. He continues to serve as honorary president of the German-American Association Stuben-Schurz e.V.
     Jacobi began his banking career as an economist with Deutsche Bank in 1961. He joined Chase Manhattan Bank, New York, in 1964, becoming general manager and chief executive for their German branches in 1970, and area director, Central Europe, in 1972. In 1975, he was appointed executive vice president, corporate banking. He served as managing partner at BHF-Bank, Frankfurt, from 1977 until October 1981, when he joined HSBC Trinkaus & Burkhardt.
     Jacobi studied at Rutgers University, New York University and at the universities of Frankfurt and Mainz, obtaining a graduate degree in International Economics.
     He resides in Palm Beach,  Fla., with his wife,  Eva-Maria.

About Southern Union Company
----------------------------
     Southern Union Company, headquartered in Wilkes-Barre, Pa., is engaged primarily in the transportation and distribution of natural gas.
     Through its Panhandle Energy subsidiary, the Company owns and operates Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America's largest liquefied natural gas import terminals. Through CCE Holdings, LLC, a joint venture partnership with GE Commercial Finance Energy Financial Services, Southern Union also owns and operates the CrossCountry Energy pipelines, which include Transwestern Pipeline Company and 50% of Florida Gas Transmission. Collectively, Southern Union's pipeline assets operate more than 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
     Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
     For further information, visit www.southernunionco.com.

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